EXHIBIT 9

                    Opinion and Consent of Donald R. Stading

                                   Ameritas Variable Life Insurance Company Logo

June 9, 2004

Ameritas Variable Life Insurance Company
5900 "O" Street
P.O. Box 81889
Lincoln, Nebraska 68501

Gentlemen:

With reference to the Pre-Effective Amendment to Registration Statement Number 333-114976, filed by Ameritas Variable Life Insurance Company and
Ameritas Variable Life Insurance Company Separate Account VA-2 with the Securities and Exchange Commission covering flexible premium annuity policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. Ameritas Variable Life Insurance Company is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized by the Insurance Department of the State of Nebraska to issue variable annuity policies.

2. Ameritas Variable Life Insurance Company Separate Account VA-2 is a duly authorized and existing separate account established pursuant to the provisions of Section 44-402.01 of the Statutes of the State of Nebraska.

3. The flexible premium variable annuity policies, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Variable Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said Pre-Effective Amendment to the Registration Statement.

Sincerely,

/s/ Donald R. Stading

Donald R. Stading
Secretary and General Counsel